Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Announces New $150 Million Share Repurchase Program

OMAHA, Neb. November 5, 2025 — Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced that its Board of Directors has authorized a new share repurchase program of up to $150 million of the Company’s outstanding common stock.

“Lindsay has maintained a robust balance sheet and disciplined capital allocation priorities focused on delivering value to shareholders,” said Brian Ketcham, Senior Vice President and Chief Financial Officer of Lindsay Corporation. “This authorization provides us with the flexibility to return capital to shareholders while maintaining the financial strength to continue investing in growth opportunities and innovation.”

Share repurchases may be made from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, or through other means, including Rule 10b5-1 trading plans. The timing, volume, and nature of share repurchases will be at the discretion of management, and will depend on a number of factors, including the trading price of the Company's common stock, general market and business conditions, and applicable securities laws. This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time. The Company's share repurchases in excess of issuances are subject to a 1% excise tax enacted by the Inflation Reduction Act.

About Lindsay Corporation

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

Lindsay Corporation: Investor Relations Contact:

Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com